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                                                                    Exhibit 23.1

                                  April 8, 2004

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated April 1, 2004 relating to Wells Fargo Capital IX 5.625% Trust Originated Preferred Securities (TOPrS/SM/) guaranteed by Wells Fargo & Company (the "Prospectus Supplement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement.

                                        Very truly yours,

                                        /s/ Faegre & Benson LLP

                                        FAEGRE & BENSON LLP